Exhibit 99.1

Apolo Gold & Energy Inc Announces Appointment of New Officers

Hong Kong, Nov 18, 2013 (Marketwire via COMTEX) -- Apolo Gold & Energy Inc. ("Apolo" or the "Company") (OTCQB: APLL), a Nevada Corporation, is pleased to announce the appointment of two new officers of the Company.

Mr. Kelvin Chak has been appointed President and Chief Executive Officer and Mr. Edward Low has been appointed Chief Financial Officer of the Corporation. They replace Mr. Robert Dinning who submitted his resignation as Director, President and CEO, CFO, and Secretary effective November 15, 2013.

Mr. Chak, based in Hong Kong, is a Solutions Engineer in Hong Kong with a 10 year career as an IT Engineer. He has a Master of Business Administration from the University of Surrey, United Kingdom, a Master of Information Technology from the University of Nottingham, United Kingdom and a BA Degree in Chinese Language from Hong Kong Baptist University.

Mr. Low, based in Vancouver, Canada, has provided accounting services to public companies for the past 17 years.  Currently, Mr. Low is CFO of Alternative Earth Resources Inc. (AER:TSXV), June 2013 to present.  Mr. Low has been the Controller for Nevada Geothermal Power Inc., an alternative energy company with an operating Faulkner I geothermal power plant in northern Nevada, from February 2003 to June 2012.  The plant was built with funding from EIG Global Energy Partners and John Hancock Life Insurance Company, along with cash grants from the US Department of Treasury.   Mr. Low also served  as CFO for Jersey Goldfields from 1997 to 2002, Newton Gold (formerly High Ridge Resources) from 2004-2006, and accountant for Yinfu Gold Corp (formerly Element92 Resources) from 2007 to 2010.  Since 2004, Mr. Low has been president and director of HML Properties Inc., which holds a portfolio of residential real estate in various locations within Canada.

Kelvin Chak, CEO stated, “This is a new exciting chapter in the history of the Company.  We are most appreciative of Mr. Robert Dinning’s years of service.  Ed Low is an excellent addition to our team and I look forward to working closely with him in the roll out of our business plan.”

Kelvin Chak, President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT:
Apolo Gold & Energy Inc.
9th floor, Kam Chung Commercial Bldg,
19-21 Hennessy Road, Wanchai, Hong Kong.
Tel:  011-852-3111-7718.
info@ApoloGoldUS.com
www.apologoldus.com
SOURCE: Apolo Gold & Energy Inc.